Exhibit 99(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

   Ohio National Fund, Inc.:

We consent to the use of our report dated February 27, 2020, with respect to the financial statements and financial highlights and related notes of the ON Bond Portfolio, ON BlackRock Balanced Allocation Portfolio, ON BlackRock Advantage International Equity Portfolio (formerly ON International Equity Portfolio), ON Foreign Portfolio, ON Janus Henderson Forty Portfolio, ON Janus Henderson Venture Portfolio, ON Janus Henderson Enterprise Portfolio, ON S&P 500® Index Portfolio, ON Federated High Income Bond Portfolio, ON BlackRock Advantage Large Cap Value Portfolio, ON Nasdaq-100® Index Portfolio, ON BlackRock Advantage Large Cap Core Portfolio, ON BlackRock Advantage Small Cap Growth Portfolio, ON S&P MidCap 400® Index Portfolio, ON BlackRock Advantage Large Cap Growth Portfolio, ON Risk Managed Balanced Portfolio, ON Conservative Model Portfolio, ON Moderately Conservative Model Portfolio, ON Balanced Model Portfolio, ON Moderate Growth Model Portfolio and ON Growth Model Portfolio (each a Portfolio and collectively, the Portfolios of the Ohio National Fund, Inc.), incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

April 24, 2020